Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ImaRx Therapeutics, Inc. 2007 Performance Incentive Plan and 2000 Stock Plan of our report dated May 4, 2007, except for the second paragraph of Note 15, as to which the date is May 30, 2007, with respect to the consolidated financial statements of ImaRx Therapeutics, Inc. as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 included in its Registration Statement (Form S-1 No. 333-142646), filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Phoenix, Arizona
December 14, 2007